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                                                                    Exhibit 23.2

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants of Learn2.com, Inc., we hereby consent to the incorporation by reference in this registration statement our report dated April 13, 2001 (except with respect to the matter discussed in the second, third and fourth paragraphs of Note 1 and the third, fourth, fifth and sixth paragraphs of
Note 6, as to which the date is August 2, 2001) in the Company's Form 10-K/A for the year ended December 31, 2000 and to all references to our Firm included in or made a part of this registration statement on Form S-3 for the registration of 12,609,323 shares of common stock.


December 13, 2001                                           Arthur Andersen LLP
New York, New York